UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 14, 2010

Ameris Bancorp

(Exact Name of Registrant as Specified in Charter)

Georgia	001-13901	58-1456434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 First Street, S.E., Moultrie, Georgia	31768
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 890-1111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided under Item 2.01 “Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 14, 2010, Ameris Bank (the “Bank”), the wholly-owned banking subsidiary of Ameris Bancorp (the “Company”), entered into a Purchase and Assumption Agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”), as Receiver of Satilla Community Bank, St. Marys, Georgia (“Satilla”), and the FDIC acting in its corporate capacity, pursuant to which the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities, of Satilla (the “Acquisition”). Under the terms of the Agreement, the Bank acquired approximately $142.3 million in assets, including approximately $95.3 million in loans. The Bank also assumed approximately $75.9 million in liabilities, including approximately $75.4 million in customer deposits. The deposits were acquired at a premium of 0.19%, and the assets were acquired at a discount of 11.44%. In connection with closing the Acquisition, the Bank made a cash payment to the FDIC totaling $35.7 million, based on the differential between liabilities assumed and assets acquired, taking into account the deposit premium and asset discount.

In connection with the Acquisition, the Bank entered into loss-sharing agreements with the FDIC that collectively cover approximately $8.9 million of single family residential mortgage loans, approximately $52.6 million of commercial real estate loans, approximately $28.8 million of construction and development loans, approximately $4.9 million of other commercial and consumer loans and approximately $4.0 million of other real estate owned (collectively, “Covered Assets”). Pursuant to the terms of the loss-sharing agreements, the FDIC will reimburse the Bank for 80% of losses on Covered Assets, beginning with the first dollar of loss incurred. The Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid the Bank under the loss-sharing agreements. The loss-sharing agreement applicable to single family residential mortgage loans provides for FDIC loss sharing and reimbursement by the Bank to the FDIC, in each case as described above, for ten years. The loss-sharing agreement applicable to commercial loans and securities provides for FDIC loss sharing for five years and reimbursement by the Bank to the FDIC for eight years, in each case as described above.

The Bank also has agreed to pay to the FDIC, on July 15, 2020 (the “True-Up Measurement Date”), 50% of the excess, if any, of (i) 20% of the intrinsic loss estimate of $29 million less (ii) the sum of (A) 25% of the asset premium, plus (B) 25% of the cumulative shared-loss payments (defined as the aggregate of all loss-sharing payments made by the FDIC to the Bank under the loss- sharing agreements minus the aggregate of all reimbursement payments made by the Bank to the FDIC under the loss-sharing agreements), plus (C) the period servicing amounts for any 12-month period prior to and ending on the True-Up Measurement Date (defined as the product of the simple average of the principal amount of shared-loss loans and shared-loss assets (other than shared-loss securities) at the beginning of the period, times 1%).

The terms of the Agreement provide for the FDIC to indemnify the Bank against certain claims, including, but not limited to, claims with respect to liabilities and assets of Satilla or any of its affiliates not assumed or otherwise purchased by the Bank, with respect to claims made by shareholders of Satilla and with respect to claims based on any action by Satilla’s directors, officers and other employees.

The foregoing summary of the Agreement, including the loss-sharing agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 to this Current Report and incorporated herein by reference.

Item 8.01	Other Events.

On May 14, 2010, the Company issued a press release announcing the Acquisition. A copy of the press release is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

To the extent that financial statements are required by this Item, such financial statements will be filed by amendment to this Current Report no later than July 30, 2010.

(b)	Pro Forma Financial Information.

To the extent that pro forma financial information is required by this Item, such pro forma financial information will be filed by amendment to this Current Report no later than July 30, 2010.

(d)	Exhibits.

2.1	Purchase and Assumption Agreement dated as of May 14, 2010 by and among the Federal Deposit Insurance Corporation, Receiver of Satilla Community Bank, St. Marys, Georgia, Ameris Bank and the Federal Deposit Insurance Corporation acting in its corporate capacity.

99.1	Press release dated May 14, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIS BANCORP

By:	/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr.
Executive Vice President and Chief Financial Officer
(principal accounting and financial officer)

Dated: May 20, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Purchase and Assumption Agreement dated as of May 14, 2010 by and among the Federal Deposit Insurance Corporation, Receiver of Satilla Community Bank, St. Marys, Georgia, Ameris Bank and the Federal Deposit Insurance Corporation acting in its corporate capacity.

99.1	Press release dated May 14, 2010.